Exhibit 10.6

KULICKE AND SOFFA INDUSTRIES, INC.
2009 EQUITY PLAN

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”) is between Kulicke and Soffa Industries, Inc. (the “Company”) and Christian Rheault (the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2009 Equity Plan (the “Plan”).  Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.

WHEREAS, on October 29, 2009 the Committee granted to the Participant a Restricted Stock Award in accordance with the provisions of the Plan, a copy of which is attached hereto; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Restricted Stock Award on October 29, 2009 (“Award Date”) on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Award of Restricted Stock.  The Company awarded to the Participant on the Award Date 50,000 Shares subject to the restrictions set forth in Paragraph 2 (“Restricted Stock”).  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Stock).  Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.

2.           Vesting.  The Participant shall vest in (i.e., have the right to sell, assign, transfer, pledge, or otherwise encumber or dispose of) the number of shares of Restricted Stock granted under this Agreement (as stated in Paragraph 1) on December 31, 2012, provided the Participant remains continuously employed through the vesting date.

3.           Stock Certificate; Restrictions.  Certificates for Shares shall be registered in the Participant's name (or, if the Participant so requests, in the name of the Participant and the Participant's spouse, jointly with right of survivorship).  With respect to Shares in which the Participant is not vested on the Award Date, certificates for such unvested Shares together with a stock power executed in favor of the Company shall be deposited with the Company’s Transfer Agent.  Certificates for such unvested Shares shall be held by the Transfer Agent until the Participant becomes vested in such Shares.  The certificates may include a legend setting forth the restrictions on transfer.

4.           Voting and Dividend Rights.  The Participant shall have the right to vote unvested Shares subject to the Restricted Stock Award and shall be entitled to receive dividends.  Any stock dividends shall have the same status and be subject to the same vesting schedule as applies to the Shares of Restricted Stock with respect to which such dividends are attributable.  Any cash dividends shall also be subject to the same vesting schedule as the Shares to which such dividends are attributable and shall be paid on the date such Shares vest.

5.           Termination of Service.  If the Participant terminates employment with the Company and Related Corporations for any reason (including death or Disability), all unvested Shares subject to the Award at the time of such termination of employment shall be forfeited and transferred to the Company pursuant to the stock power described in Paragraph 3 without any further action by the Participant and all cash dividends attributable to such unvested Shares shall be forfeited.

Notwithstanding the foregoing, in the event of a Participant’s involuntary termination without Cause, a pro rata portion of the Restricted Stock Award shall vest upon the date of termination.  The pro rata portion will be calculated by multiplying the number of Shares by a fraction, the numerator of which is the number of full vesting months of the Participant’s employment measured from the Award Date to date of termination and the denominator of which is the number of full vesting months from the Award Date to December 31, 2012.  Vesting months are measured from the Award Date to the corresponding day of each succeeding month.

6.           Notice of Tax Election.  If the Participant makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the award of Restricted Stock, the Participant shall inform the Company in writing of such election within 10 days of the filing of such election.  The amount includible in the Participant’s income as result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as shall be adopted by the Committee.

7.           Adjustment in Capitalization.  In the event any stock dividend, stock split, or similar change in the capitalization of the Company affects the number of issued Shares such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the number of Shares issuable upon vesting shall be proportionately adjusted as provided under the terms of the Plan.  Unless the Committee determines otherwise, the number of Shares subject to this Restricted Stock Award shall always be a whole number.

8.           Certain Corporate Transactions.  In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company.

If the Participant will, following the corporate transaction, be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described above with respect to outstanding Awards, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

9.           Change in Control.  Notwithstanding any other provisions of this Agreement, in the event a Change in Control (as defined in the Plan) occurs and the surviving or successor entity does not agree to assume the Restricted Stock Award, Shares covered by the Restricted Stock Award not previously forfeited shall become fully vested and such Shares shall be delivered to the Participant.  If the surviving or successor entity agrees to assume the outstanding Restricted Stock Award and the Participant is involuntarily terminated without Cause (as defined in the Plan) prior to the twenty-four (24) month anniversary of the Change in Control, then as of the date of such termination of employment, Shares covered by the Restricted Stock Award not previously forfeited shall become fully vested and such Shares shall be delivered to the Participant.

10.         Transferability.  The Participant may not assign or transfer, in whole or in part, Shares subject to the Restricted Stock Award in which the Participant is not vested.

11.         Withholding of Taxes.  The obligation of the Company to deliver Shares upon the vesting of Restricted Stock shall be subject to applicable Federal, state and local tax withholding requirements.  The Participant, subject to the provisions of the Plan and the Withholding Rules may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning previously acquired Shares to the Company).  Such election must be made in compliance with and subject to the Withholding Rules, and the Company may limit the number of Shares withheld to satisfy the minimum tax withholding requirements to the extent necessary to avoid adverse accounting consequences.

12.         No Right to Continued Employment.  Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Related Corporations to employ or continue the employment of the Participant for any period.

13.         Governing Law.  This Agreement shall be construed in accordance with, and its interpretation shall be governed by applicable Federal law, and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of laws).

14.         Signature in Counterpart.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

15.         Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

16.         Amendment.  This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.

17.         Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ David J. Anderson
Name: David J. Anderson
Title: VP & General Counsel

By:	/s/ Christian Rheault
Participant
Date:	January 28, 2010

Exhibit 10.6

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Kulicke & Soffa Industries, a Pennsylvania corporation (the “Company”), ________________ (_________) common shares of the Company, standing in the undersigned's name on the books of the Company and represented by Certificate Nos. _______, _______, _______ and _______ herewith and does hereby irrevocably constitute and appoint ___________________________ as his or her attorney to transfer such shares on the books of the Company with full power of substitution in the premises.

Dated	Sign Name:

Print Name:

Instruction:  The purpose of this assignment is to enable the Company to transfer any unvested restricted shares back to the company that may be forfeited due to termination of employment without requiring additional signatures on your part.  Please do not fill in any blanks on this form other than the date, your signature and your printed name.  Please sign exactly as you would like your name to appear on the issued share certificates.